EXHIBIT 10.14

WAIVER AGREEMENT TO EMPLOYMENT AGREEMENT AND

CERTAIN OPTION AGREEMENTS

This Waiver Agreement (the “Agreement”) is made and entered into effective as of August 6, 2004 by and between NetIQ Corporation, a Delaware corporation (“NetIQ”), and Charles M. Boesenberg (“Executive”), and is made in respect of (i) the Employment Agreement dated September 8, 2003 by and between NetIQ and Executive the (“Employment Agreement”) and (ii) three Notices of Grant of Stock Options and Option Agreements, each dated January 25, 2002 (collectively, the “Option Agreements”), pursuant to which NetIQ granted Executive options to purchase an aggregate of 1,500,000 shares (the “Prior Options”) of NetIQ’s common stock, par value $.001 per share (the “Common Stock”), at an exercise price of $28.73 under the terms of the stock option plans referenced in the Option Agreements (the “Plans”).

WHEREAS, Executive is currently the Chairman of the Board of Directors, Chief Executive Officer and President of NetIQ, and Executive and NetIQ have previously entered into the Employment Agreement and the Option Agreements;

WHEREAS, concurrently with the effectiveness hereof, the Company has granted Executive the right to purchase 100,000 shares of Common Stock (the “Stock Purchase Right”) at a purchase price of $.001 per share, and Executive and NetIQ are entering into a restricted stock purchase agreement with respect to the purchase of such shares; and

WHEREAS, in connection with the grant of the Stock Purchase Right, Executive desires to waive certain of his rights under, and the parties hereto desire to amend, the Employment Agreement and the Option Agreements as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment Agreement. Executive hereby waives his right pursuant to paragraph (a) of Section 3 of the Employment Agreement to exercise the vested Prior Options for a one-year period following the date his service relationship with NetIQ terminates (regardless of the reason for such termination), and, in lieu of the foregoing, NetIQ and Executive agree Executive shall have the right to exercise the vested Prior Options for a 30-day period following the date his service relationship with NetIQ terminates (regardless of the reason for such termination).

2. Option Agreements. Executive hereby waives all rights he may have pursuant to the Prior Options, the Option Agreements and the Plans to exercise the Prior Options following the date his service relationship with NetIQ terminates (regardless of the reason for such termination) for the periods specified in the Option Agreements, and NetIQ and Executive agree that, in lieu of the foregoing, his right to exercise the Prior Options shall be limited to the 30-day period following the date his service relationship with NetIQ terminates (regardless of the reason for such termination), as provided in Section 1 of this Agreement.

3. No Other Modifications. Other than the modifications contemplated herein, all other terms and provisions of the Employment Agreement, the Option Agreements and the Prior Options shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Waiver Agreement as of the date first written above.

NETIQ CORPORATION

By:
Name:	David J. Barram
Title:	Lead Independent Director

CHARLES M. BOESENBERG

Address:

Fax:

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CONSENT OF SPOUSE

I,                                         , spouse of Charles M. Boesenberg, have read and approve the foregoing Agreement and I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

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